SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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Cooper Tire & Rubber Company

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS:

         The 2002 Annual Meeting of Stockholders will be held at Urbanski’s, 1500 Manor Hill Road, Findlay, Ohio on Tuesday, May 7, 2002, at 10:00 a.m. Eastern Daylight Time, for the following purposes:

(1)	To elect three (3) Directors of the Company.

(2)	To consider approval and adoption of the 2002 Non-Employee Directors Stock Option Plan, which will provide for the issuance of up to 500,000 shares of Common Stock under the Plan.

(3)	To transact such other business as may properly come before the meeting or any adjournment thereof.

         Only holders of Common Stock of record at the close of business on March 4, 2002 are entitled to notice and to vote at the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS
Richard D. Teeple
Secretary

Findlay, Ohio
March 27, 2002

         Please mark, date and sign the enclosed proxy and return it promptly in the enclosed addressed envelope, which requires no postage. In the alternative, you may vote by Internet or telephone. See page 2 of the proxy statement for additional information on voting by Internet or telephone. If you are present and vote in person at the meeting, the proxy will not be used.

GENERAL INFORMATION AND VOTING
AGENDA ITEM 1
Election of Directors
Nominees for Director
Directors Who Are Not Nominees
AGENDA ITEM 2
Proposal to Approve and Adopt the 2002 Non-Employee Directors Stock Option Plan
EXECUTIVE COMPENSATION AND RELATED INFORMATION
Compensation Committee Report
Summary of Cash and Certain Other Compensation
Stock Option Grants
Option Exercises and Holdings
Long-Term Performance Cash Plan
Pension Plans
Employment Agreements
Compensation of Directors
Five-Year Stockholder Return Comparison
MEETINGS OF THE BOARD OF DIRECTORS AND ITS COMMITTEES
RELATIONSHIP WITH INDEPENDENT AUDITORS
AUDIT COMMITTEE REPORT
BENEFICIAL OWNERSHIP OF SHARES
SECURITY OWNERSHIP OF MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
STOCKHOLDER PROPOSALS FOR THE ANNUAL MEETING IN 2003
SOLICITATION AND OTHER MATTERS
APPENDIX A
2002 Non-Employee Directors Stock Option Plan

COOPER TIRE & RUBBER COMPANY

701 Lima Avenue, Findlay, Ohio 45840
March 27, 2002

PROXY STATEMENT

GENERAL INFORMATION AND VOTING

         This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Cooper Tire & Rubber Company (the “Company”) to be used at the Annual Meeting of Stockholders of the Company, which will be held on May 7, 2002, at 10:00 a.m. Eastern Daylight Time, at Urbanski’s, 1500 Manor Hill Road, Findlay, Ohio. This proxy statement and the related form of proxy were first mailed to stockholders on or about March 27, 2002.

Purpose of Meeting

         The purpose of the Annual Meeting is to obtain stockholder action on the matters outlined in the notice of meeting on the cover page of this proxy statement. These matters include the election of three directors and consideration of a non-employee directors stock option plan, which will provide for the issuance of up to 500,000 shares of Common Stock under the plan.

Voting

         Only stockholders who owned their shares at the close of business on March 4, 2002 (the “record date”) will be able to vote at the Annual Meeting. As of the record date, there were 72,807,331 shares of Common Stock outstanding. Each stockholder will be entitled to one vote for each share owned.

         The holders of a majority of the Common Stock present in person or represented by proxy constitute a quorum. The nominees for election as Directors who receive the greatest number of votes will be elected Directors. Under applicable New York Stock Exchange rules, approval of the 2002 Non-Employee Directors Stock Option Plan requires the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting, provided that the total vote cast (whether “for,” “against” or “abstain”) on the proposal represents a majority of the Common Stock outstanding and entitled to vote at the Annual Meeting.

         Abstentions with respect to a proposal will be counted as votes cast with respect to the proposal. Abstentions and “broker non-votes” will also be counted to determine whether a quorum is present at the Annual Meeting, provided such shares are voted on any proposal presented to the Annual Meeting. “Broker non-votes” occur when certain nominees holding shares for beneficial owners do not vote those shares on a particular proposal because the nominees do not have discretionary authority to do so, and have not received voting instructions with respect to the proposal from the beneficial owners.

Proxy Matters

         Stockholders may vote either by completing, properly signing, and returning the accompanying proxy card, or attending and voting at the meeting. Stockholders of record and participants in certain defined contribution plans sponsored by the Company or a subsidiary of the Company (see below) may also vote by telephone, by using a touch-tone telephone to call 1-800-542-1160, or by Internet, by accessing the following website: http://www.votefast.com. Voting instructions, including your personal identification number, are contained on the accompanying proxy or, in the case of participants in the following defined contribution plans sponsored by the Company or a subsidiary of the Company, voting instruction card:

•	Thrift and Profit Sharing Plan

•	Pre-Tax Savings Plan (Findlay)

•	Pre-Tax Savings Plan (Texarkana)

•	Pre-Tax Savings Plan (Auburn)

•	Cooper-Standard Automotive (Gaylord, MI Plant) UAW Local 388 Savings and Retirement Plan

•	Cooper-Standard Automotive (Reid Division) USW Local 3586 Savings and Retirement Plan

•	Pre-Tax Savings Plan (Bowling Green — Seal)

•	Pre-Tax Savings Plan (Bowling Green — Hose)

•	Pre-Tax Savings Plan (Clarksdale)

•	Pre-Tax Savings Plan (El Dorado)

•	Cooper-Standard Automotive (Athens, GA Plant) USW Local 871 Savings and Retirement Plan

•	Nishikawa Standard Company Retirement Plan

Those stockholders of record who choose to vote by telephone or Internet must do so by not later than 11:59 p.m. Eastern Daylight Time on May 6, 2002. A stockholder may revoke a proxy by filing a notice of revocation with the Secretary of the Company, or submitting a properly executed proxy bearing a later date. A stockholder may also revoke a previously executed proxy by attending and voting at the meeting, after requesting that the earlier proxy be revoked. If the shares are held in the name of a bank, broker or other holder of record, the stockholder must obtain a proxy executed in his or her favor from the holder of record, to be able to vote at the meeting.

Agenda Item 1

ELECTION OF DIRECTORS

         The Bylaws of the Company provide for the Board of Directors to be divided into three classes. Three Directors are to be elected to the class having terms expiring this year. If elected, each shall serve for a three-year term expiring in 2005 and until their respective successors are elected and qualified.

         Each of the nominees has consented to stand for election to a three-year term. In the event that any of the nominees becomes unavailable to serve as a Director, the Board of Directors shall designate a new nominee, and the persons named as proxies will vote for that substitute nominee.

         The Board of Directors recommends that stockholders vote FOR the three nominees for Director.

NOMINEES FOR DIRECTOR

EDSEL D. DUNFORD	Former President and Chief Operating Officer, TRW Inc.
Mr. Dunford, age 66, was elected President and Chief Operating Officer, and a director of TRW, Inc., a diversified manufacturer of products primarily for the automotive and aerospace industries, in 1991. After joining TRW in 1964, Mr. Dunford held a variety of technical and management positions, including Executive Vice President and general manager of TRW’s space and defense businesses. Mr. Dunford has been retired from TRW for more than five years. He holds a B.S.E.E. degree from the University of Washington and a Masters of Engineering degree from the University of California at Los Angeles, and has completed the Executive Program at Stanford University. Mr. Dunford is also a director of National Steel Corporation.

Director Since	1994

Nominee for Term to Expire	2005

JOHN F. FIEDLER	Chairman and Chief Executive Officer, BorgWarner Inc.
Mr. Fiedler, age 63, has been Chairman of the Board of BorgWarner Inc. since 1996 and Chief Executive Officer since 1995. He also served as President from 1994 through March 1996. BorgWarner is a worldwide producer of highly engineered components and systems for motor vehicle powertrain applications. Prior to joining BorgWarner, Mr. Fiedler spent 29 years with Goodyear Tire & Rubber Company, where he held numerous sales and marketing positions in the United States and the Far East, and served as President of Retread Systems Company and Kelly Springfield Tire Company, both divisions of Goodyear. In his last position at Goodyear, he was Executive Vice President, North American Tires. Mr. Fiedler graduated from Kent State University with a B.S. in Chemistry and received an M.B.A. from the Massachusetts Institute of Technology, where he was a Sloan Fellow. Mr. Fiedler is a director of Dal-Tile International, Inc. and Roadway Express, Inc.

Nominee for Term to Expire	2005

DENNIS J. GORMLEY	Former Chairman and Chief Executive Officer, Federal-Mogul Corporation
Mr. Gormley, age 62, joined Federal-Mogul Corporation, an automotive parts manufacturer, in 1963. He held sales management, corporate planning and marketing positions before being named Executive Vice President in 1975. He was elected President, Chief Operating Officer and a director in 1988, Chief Executive Officer in 1989, and Chairman in 1990. Mr. Gormley retired from Federal-Mogul in 1996. Mr. Gormley graduated from Rensselaer Polytechnic Institute with a B.S.M.E. degree.

Director Since	1991

Nominee for Term to Expire	2005

DIRECTORS WHO ARE NOT NOMINEES

ARTHUR H. ARONSON	Former Executive Vice President, Allegheny Teledyne Incorporated
Mr. Aronson, age 66, joined Allegheny Ludlum Corporation, a specialty steel producer, in 1988 as Executive Vice President and was elected a director in 1990. He was elected President and Chief Executive Officer in 1994, and in 1996 was named Executive Vice President of the successor corporation, Allegheny Teledyne Incorporated, where he also served as President of the Metals Segment. Mr. Aronson retired in 1998. Mr. Aronson’s prior business experience includes service as President and Chief Operating Officer of Lukens Steel and as Chief Executive Officer of Cold Metal Products. Mr. Aronson has a Ph.D. degree in Metallurgy from Rensselaer Polytechnic Institute and a B.S. Degree in Metallurgy from the Massachusetts Institute of Technology. He is a trustee of Carnegie Mellon University and a director of National Steel Corporation.

Director Since	1995

Expiration of Term	2004

THOMAS A. DATTILO	Chairman of the Board, President and Chief Executive Officer
Mr. Dattilo, age 50, became employed by the Company as President and Chief Operating Officer and was named a director on January 4, 1999. Effective April 28, 2000, he was elected Chairman of the Board, President and Chief Executive Officer. He had previously been employed at Dana Corporation, an automotive parts manufacturer, since 1977, having been appointed President, Sealing Products in 1998 after serving in senior management positions since 1985. He earned a B.A. degree from Ohio State University and a J.D. degree from the University of Toledo, and has also completed the Harvard Advanced Management Program. Mr. Dattilo is a director of Harris Corporation, the Rubber Manufacturers Association and Manufacturers Alliance.

Director Since	1999

Expiration of Term	2004

JOHN F. MEIER	Chairman and Chief Executive Officer, Libbey Inc.
Mr. Meier, age 54, has been Chairman and Chief Executive Officer of Libbey Inc., a producer of glass tableware and china, since 1993, when it was spun off by Owens-Illinois Inc., and became a separate public company. From December 1990 to June 1993, he was a Vice President of Owens-Illinois, Inc. and Executive Vice President and General Manager of its subsidiary, Libbey Glass Inc. His service at Owens-Illinois began in 1970 and included various marketing and sales positions. Mr. Meier received a B.S. degree in Business Administration from Wittenberg University and an M.B.A. degree from Bowling Green State University. He is a trustee of Wittenberg University.

Director Since	1997

Expiration of Term	2003

DIRECTORS WHO ARE NOT NOMINEES (CONT.)

BYRON O. POND	President and Chief Executive Officer, Amcast Industrial Corporation
Mr. Pond, age 65, has been President and Chief Executive Officer of Amcast Industrial Corporation since February 2001. Amcast Industrial Corporation is a producer of aluminum wheels for the automotive industry and copper fittings form the construction industry. He is the former Chairman of the Board of Arvin Industries, Inc., an automotive parts manufacturer. Mr. Pond joined Arvin in 1986 when it acquired Maremont Corporation, where he served as Chairman, President and Chief Executive Officer. He was appointed Executive Vice President and a director of Arvin in 1990, was elected President and Chief Operating Officer in 1991, became Arvin’s President and Chief Executive Officer in 1993, and became Chairman of the Board in 1998. Mr. Pond holds a B.S. degree in Business Administration from Wayne State University. He is a director of Precision Castparts Corporation and GSI Lumonics Inc.

Director Since	1998

Expiration of Term	2004

JOHN H. SHUEY	Former Chairman, President and Chief Executive Officer, Amcast Industrial Corporation
Mr. Shuey, age 56, joined Amcast Industrial Corporation in 1991 as Executive Vice President. He was elected President and Chief Operating Officer in 1993, a director in 1994, Chief Executive Officer in 1995, and Chairman in 1997. Mr. Shuey served as Chairman, President and Chief Executive Officer through February 2001. Amcast Industrial Corporation is a producer of aluminum wheels for the automotive industry and copper fittings for the construction industry. Prior to joining Amcast, he held executive positions at The Trane Company, American Standard, and AM International. Mr. Shuey has a B.S. degree in Industrial Engineering and an M.B.A. degree, both from the University of Michigan.

Director Since	1996

Expiration of Term	2003

Note: The beneficial ownership of the Directors and nominees in the Common Stock of the Company is shown in the table at page 23 of this proxy statement.

Agenda Item 2

PROPOSAL TO APPROVE AND ADOPT
THE 2002 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

         The Company desires to establish a new stock option plan for its non-employee directors in order to further advance the interests of the Company and its stockholders by attracting and retaining well-qualified directors, and by providing those directors with stock options as a part of their compensation package, which will allow them to benefit financially from increases in the value of the Company’s stock over time. For this purpose, the stockholders are being asked to approve the Cooper Tire & Rubber Company 2002 Non-Employee Directors Stock Option Plan (the “Option Plan”), which will provide for the issuance of up to 500,000 shares of Common Stock under the Option Plan. The Board adopted the Option Plan, effective upon its approval by the Company’s shareholders at the Annual Meeting. The Option Plan is intended to replace the 1991 Non-Employee Directors Stock Option Plan, which expired in accordance with its terms on May 7, 2001.

         Approval of the Option Plan requires an affirmative vote of the majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting and entitled to vote on the subject matter.

         The complete text of the Option Plan is attached to this proxy statement as Appendix A. The following is a summary of the key terms of the Option Plan, which is qualified in its entirety by reference to the text of the Option Plan.

         The persons eligible to participate in the Option Plan are those members of the Board of Directors who are not employed by the Company. There are presently seven such individuals.

SUMMARY OF OPTION PLAN

         General Terms. Under the Option Plan, eligible directors will be granted 2,000 stock options per year on the first business day following the Annual Meeting of Stockholders for that year. In addition, the Board of Directors or a committee of directors appointed by the Board, shall have the right to grant additional stock options from time to time to eligible directors. All stock options granted under the Option Plan shall be non-qualified stock options, which means that they shall not qualify for the tax benefits provided by options granted under Section 422A of the Internal Revenue Code of 1986, as amended. Such options can only be granted to employees.

         Shares Available Under the Plan. The Company shall have the ability to issue up to 500,000 shares of its Common Stock under the Option Plan, subject to adjustment for stock splits, stock dividends, mergers, consolidations or other events affecting the Common Stock. Shares issued under the Option Plan may be newly issued or treasury shares or a combination of both.

         On March 4, 2002, the closing price of the Common Stock reported by the New York Stock Exchange was $20.00.

         Terms of Stock Options. Stock Options granted under the Plan shall be “non-qualified stock options.” The options granted entitle the optionee to purchase shares of Common Stock at a price per share equal to the “fair market value” of the Common Stock (which is defined as the last sale price of the Common Stock on the date preceding the date on which the underlying option was granted). Each grant will specify that the exercise price is to be payable (1) in cash at the time of exercise or (2) by the transfer to the Company of shares of Common Stock owned by the optionee for at least six months, having a value at the time of exercise equal to the exercise price. Grants may provide for the deferred payment of the exercise price from the proceeds of sale through a broker on the date of exercise of some or all of the shares of Common Stock to which the exercise relates.

         No Stock Options may be exercisable more than ten years from the date of grant. Each grant will specify that 50% of the grant will become exercisable one year after the date on which it is granted, and the remaining 50% will become exercisable two years after the date of the grant. In addition, options granted under the Option Plan will provide for the immediate exercise of an option, in the event of a “change in control” or other similar event, or the death or disability of the optionee.

         Under the terms of the Option Plan, each non-employee Director will receive a grant of 2,000 stock options per year, which shall be granted on the first business day following the Company’s Annual Meeting of Stockholders. In addition, the Board of Directors (or a committee designated by the Board) shall have the discretion to grant additional stock options to eligible directors upon the same terms and conditions. No options granted under the Option Plan shall be transferable by the optionee, except by will or the applicable laws of descent and distribution.

         The Option Plan shall become effective upon its approval by the shareholders at the 2002 Annual Meeting of Stockholders. Option grants may be made under the Option Plan until the second business day following the 2012 Annual Meeting of Shareholders. The termination of the Option Plan on that date shall not affect any outstanding options which were granted prior to the date of termination.

         The Board of Directors may at any time amend, suspend or terminate the Option Plan. However, no amendment which would require the approval of the Company’s stockholders under the rules of the New York Stock Exchange shall be made without such approval having first been obtained. In addition, without the written consent of the optionee, no amendment, suspension or termination of the Option Plan shall affect any option previously granted under the Plan.

FEDERAL INCOME TAX CONSEQUENCES

         Nonqualified Stock Options. The grant of a non-qualified stock option has no immediate federal income tax effect. The participant will not recognize taxable income and the Company will not receive a tax deduction. When the participant exercises the option, he or she will recognize ordinary income in an amount equal to the excess of the fair market value of the Common Stock on the date of exercise over the exercise price, and the Company will generally receive a tax deduction equal to the amount of income recognized. Any gain or loss upon a subsequent sale or exchange of Common Stock will be short or long-term capital gain or loss, depending on the holding period of the Common Stock.

         To the extent that a participant recognizes ordinary income in the circumstances described above, the Company will generally be entitled to a corresponding deduction, provided, among other things, that the income meets the test of reasonableness, is an ordinary and necessary business expense, and is not an “excess parachute payment,” and that any applicable withholding obligations are satisfied.

         The Board of Directors recommends that stockholders vote FOR the 2002 Non-Employee Directors Stock Option Plan.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Committee Report on Executive Compensation

         This report is submitted by all members of the Compensation Committee (the “Committee”), to explain the Committee’s policies with respect to the compensation of the Company’s executive officers in 2001, including the relationship between their compensation and the performance of the Company.

General Philosophy

         The Compensation Committee has determined that to maximize shareholder value, the Company’s executive compensation program should meet the following objectives:

•	Attracting and retaining outstanding executive talent

•	Providing superior financial rewards when the Company achieves superior financial performance

•	Providing incentives through cash bonus payments to meet both the Company’s short and longer-term performance objectives

•	Aligning the interests of the Company’s executive officers with those of its shareholders with incentive compensation arrangements that reward executives with cash bonuses when aggressive financial performance targets that are likely to drive shareholder value are met or exceeded over annual and longer-term periods, and with stock options that will provide significant financial rewards as shareholder value is created through increases in the Company’s stock price

         To accomplish these objectives, the Company’s executive compensation program consists of four key elements: base salary; incentive compensation based upon meeting designated performance targets over a one-year period; incentive compensation based upon meeting longer-term performance targets over a three-year period; and equity-based compensation, consisting primarily of stock options.

Executive Compensation Policies in 2001

         Following the dramatic changes in the Company as a result of the acquisitions of The Standard Products Company in 1999 and the Siebe Automotive Division of Invensys p.l.c. in January 2000, the Committee undertook a review of how the Company’s executive compensation programs should be revised to better support the requirements of a much larger, more global and more diversified organization. As a result of this review, a number of changes were made to the executive compensation program, all of which were in place during 2001. Where relevant, these changes are within the boundaries of the 1998 Incentive Compensation Plan approved by stockholders in 1998. The changes include:

•	Targeting the base pay element of the Company’s executive compensation program at median levels for comparable positions at U.S. industrial companies with a comparable level of revenues

•	Targeting annual and long-term incentive elements of the program at levels based on survey data for publicly held U. S. industrial companies or their component operations comparable in size to those managed by each executive officer.

•	Replacing return on equity with return on invested capital as the performance measure for corporate officers in the annual bonus plan

•	Replacing return on equity for corporate officers and return on assets managed for division officers with a growth element based on generation of operating cash flow as the performance measure in the long-term cash incentive plan

         For most executives of the Company, these changes have resulted in increased base salaries and reduced target annual incentive awards. In general, the performance targets under the annual and long-term incentive compensation programs will be set at higher levels than in the years prior to 2000, which will have the effect of more closely tying aggregate executive compensation to the creation of shareholder value. The Committee believes these changes reflect the current requirements of the organization and provide a competitive, performance-based compensation system that will not only attract and retain superior management talent, but will motivate and reward those managers to create superior shareholder value.

Salaries and Annual Bonuses

         The base salary of each executive officer of the Company for a particular calendar year, including the year 2001, is determined by the Committee. Each base salary is targeted to be at the median (50th percentile) for the position at U.S. industrial companies similar in size to the Company. The Committee has retained an executive compensation consultant to assist it in determining median compensation levels. The group of industrial companies used as a comparison for determining the base salaries of the Company’s executive officers, as well as the other elements of their compensation package, may include some of the same companies that make up the index that is used in the performance graph set out on page 19 of the proxy statement, but is not the same as the group of companies that make up the index. Variations from the median in the base pay of certain executive officers, if any, are based upon the specific job responsibilities of the position, the job performance of the individual holding the position, the individual’s tenure in the position, and any internal equity considerations that the Committee determines are appropriate.

         The annual bonus of each executive officer is determined by two factors: 1) the percentage of base salary which that particular officer will receive if the “performance target” established by the Committee at the beginning of the year for the business unit at which the executive officer is employed is met (this is known as the “target bonus percentage”), and 2) the performance of that business unit relative to the performance target established for the unit by the Committee. For 2001, the performance target was based upon the Company’s return on invested capital (“ROIC”), rather than return on equity (“ROE”), for executive officers with primarily corporate responsibilities. ROIC is calculated by dividing net operating profit after tax by of the sum of long-term debt and shareholders’ equity, as calculated in accordance with a pre-determined formula. For executive officers employed in a business unit of the Company, the performance target is based upon that business unit’s return on assets managed (“ROAM”). ROAM is calculated by dividing (a) income before interest, foreign currency gains or losses, and federal income taxes, by (b) an average of controlled assets. ROAM, like ROIC, is a measurement of employees’ success in utilizing capital resources but, unlike ROIC, focuses on specific assets.

         The change in 2000 (which continued in 2001) to ROIC from ROE as the performance measurement for the annual bonuses paid to corporate executives was the result of the Committee’s determination that, given the capital structure of the Company following the two large acquisitions, improvements in shareholder value were more likely to result from a high level of ROIC than from commensurate improvements in ROE.

         The performance target for a given year is determined at the beginning of that year by the Committee, based upon its determination of what would constitute an appropriate level of performance for the Company or the business unit. In making that determination, the Committee takes into account the following principal factors:

•	the economic environment in which the Company expects to operate during the year

•	expected performance based upon the annual operating plan of the Company, which is reviewed and approved by the Board of Directors

•	the achievement of financial returns sufficient to enhance shareholder value

         If the performance target applicable to a particular business unit is met, each officer in that business unit will receive his or her “target bonus percentage.” If the actual performance of the business unit varies from the performance target established by the Committee, the bonus payment will be greater or lesser than the target bonus percentage, depending upon whether actual performance exceeds or falls short of the performance target. If actual performance is less than 80% of the performance target, no bonus will be paid. If actual performance equals 80% of the performance target, a bonus equal to 50% of the target bonus percentage will be paid. The amount paid will increase by 2.5% for each percentage point increase in the actual performance of the unit as a percentage of the performance target. If the performance target is exceeded, an additional 5% of the target bonus percentage will be paid for each percentage point by which actual performance exceeds the performance target. The target bonus percentage is determined for each position based on survey data for publicly held U. S. industrial companies or their component operations comparable in size to that managed by each executive officer.

         In 2001, the actual corporate performance was less than 80% of target performance, resulting in no cash bonuses to corporate executive officers. No payouts were made to participants in any business units but one. In that one unit, payouts equaled 211.9% of the target bonus percentage for that unit. Of the 28 executives who are participants in the annual incentive compensation plan for senior executives, one received a bonus in 2001.

Long Term Incentive Compensation

1. Cash Bonuses

         In addition to annual cash bonuses, the Company provides its executive officers with an opportunity to earn additional incentive compensation based upon meeting performance targets established for a three-year period.

         Under the program applicable for 2001 grants, a “target cash amount” is established each year for each participant, which will be paid in the year following the end of a three-year performance cycle, if performance targets established by the Committee at the beginning of the cycle are met. If the actual performance of a business unit varies from the performance target established for that business unit by the Committee, the actual cash bonus payable will be greater or lesser than the target cash amount, depending upon whether actual performance exceeds or falls short of the performance target. If actual performance is less than 90% of the performance target, no bonus will be paid. If the actual performance equals 90% of the performance target, a bonus equal to 50% of the target cash amount will be paid. That amount will increase by 5% for each percentage point increase in the actual performance of the unit as a percentage of the performance target. If the performance target is exceeded, an additional 10% of the target cash amount will be paid for each percentage point by which the actual performance exceeds the performance target. The “target cash amount” for each position is generally determined in accordance with survey data for publicly held U. S. industrial companies or their component operations comparable in size to that managed by each executive officer.

         Payouts made in February 2002 under the 1999 grants for the performance cycle ending December 31, 2001 were based upon ROE over a three-year period, for officers with corporate responsibilities, and ROAM for officers employed in a business unit of the Company. Beginning with the 2000-2002 performance cycle, the performance targets for all participants, whether employed at the corporate or business unit level, are based upon the generation of operating cash flow (net operating profit after tax plus depreciation and amortization) calculated for the Company or a business unit, whichever is applicable to a particular participant, in relation to the operating cash flow targets set by the Committee for the Company and each of its business units. The Committee has determined that improvements in operating cash flow over longer periods of time correlate to increases in shareholder value, and thus has adopted this performance measure for its long-term incentive compensation plan. To provide a greater incentive for outstanding performance, the performance targets have been set at higher levels than were previously the case, and the amounts attainable if the targets are met have also been set at a higher level.

         Grants during 1999 provided for lower target cash amounts and utilized lower performance targets than those utilized with respect to the 2000 and 2001 grants. Payouts made in 2002 for the 1999-2001 cycle equaled 154.1% of the target cash amount for participants whose performance targets were based on ROE, and from 175.5% to 341.6% of the target cash amount for participants whose performance targets were based on the ROAM of the business units.

2. Stock Options

         Key employees of the Company, including executive officers, are eligible for stock option grants in accordance with plans approved by the stockholders. In awarding stock options to the Company’s key executives, the Committee intends to provide those executives with a direct opportunity to benefit from long-term increases in shareholder value as reflected in the Company’s stock price. Options under the plan are generally granted for ten-year terms and become exercisable in two equal installments, one and two years after they are granted, respectively.

         The number of options granted to executive officers in 2001 was designed to provide a benefit equal in value to approximately 70% of the total value of the long-term incentive compensation award made to executive officers. In arriving at this figure, the options granted have been determined using the Black-Scholes valuation method as a guideline.

         The aggregate value of the two elements comprising long-term incentive compensation is intended to deliver competitive compensation for each position and is based on survey data for publicly held U. S. industrial companies or their component operation comparable in size to that managed by each executive officer.

Compensation of Chief Executive Officer

         For the year 2001, Mr. Dattilo’s annualized base salary was $725,000, an increase from $650,000 for the period in 2000 during which he served as Chief Executive Officer. The increase was based upon the Committee’s determination that the complexities of the Company’s business in 2001, which included dealing with product liability and other tire-related litigation, and with extreme pricing pressures in the Company’s automotive business, as well as what it determined was outstanding performance by the Company relative to its peers in the tire and automotive parts businesses, warranted the level of increase in Mr. Dattilo’s base salary that was provided. In addition, the Committee reviewed survey data provided by its executive compensation consultant for the compensation levels of chief executive officers of publicly traded U.S. industrial corporations comparable in size to the Company. The Committee also took into account the leadership provided by Mr. Dattilo in formulating a complex and far-reaching restructuring plan, in continuing to integrate the acquisitions and in changing the cultures of the Company to better acclimate the Company to the different business environment created by having made two large acquisitions.

         Mr. Dattilo received no annual bonus for the year 2001. The target bonus percentage applicable to Mr. Dattilo was 65% for the year 2001. Mr. Dattilo also received a target payout of $650,000 under the long-term incentive cash compensation plan for the 2001-2003 performance period. The amount to be received by Mr. Dattilo under that plan will be calculated in accordance with the same formula as that applicable to all executive officers. Mr. Dattilo was also granted stock options in 2001 to purchase 100,000 shares of the Company’s common stock.

         The levels of base compensation, annual bonus, and long-term incentive compensation, consisting of both stock options and cash compensation for performance over a three-year period, awarded to Mr. Dattilo for the year 2001 were each determined using substantially the same criteria as for other executive officers.

Deductibility of Compensation Over $1 Million

         Regulations issued under Section 162(m) of the Internal Revenue Code provide that compensation in excess of $1 million paid to the Chief Executive Officer and other executive officers named in the proxy statement will not be deductible unless it meets specified criteria for being “performance-based”. The Committee believes the 1998 Incentive Compensation Plan includes provisions which comply with the “performance-based” criteria and accordingly should result in the Company retaining the tax deductibility of any amounts earned under this plan in future years.

Submitted by the Compensation Committee of the Company’s Board of Directors:

         Byron O. Pond, Chairman
         Edsel D. Dunford
         John F. Meier

Summary of Cash and Certain Other Compensation

         The following table shows, for the fiscal years ending December 31, 1999, 2000, and 2001, the cash compensation paid by the Company, as well as certain other compensation paid or accrued for those years, to Mr. Dattilo, Chairman, President, and Chief Executive Officer, and the four most highly compensated officers other than Mr. Dattilo who were serving as executive officers as of December 31, 2001 (the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

		Annual		Long-Term				All Other
		Compensation		Compensation				Compensation(1)

				Restricted Stock		Number of
				and Restricted		shares
				Stock Unit		underlying stock	LTIP(3)
Name and Principal Position(2)	Year	Salary	Bonus	Awards		option awards	Payout

Thomas A. Dattilo	2001	$725,000	$—	—		100,000	$231,101	$6,179
Chairman of the Board,	2000	633,470	336,277	—		100,000	—	57,783
President and Chief	1999	375,000	550,188	$613,125	(4)(8)	150,000	—	—
Executive Officer

James S. McElya	2001	420,000	—	—		50,000	—	5,100
Vice President	2000	334,891	212,921	—		40,000	—	5,100
	1999	—	—	—		—	—	—

Roderick F. Millhof	2001	350,000	—	—		40,000	194,664	4,346
Vice President	2000	320,000	120,023	—		35,000	165,042	25,817
	1999	239,614	246,203	32,625	(5)(8)	12,000	—	29,209

Philip G. Weaver	2001	335,000	—	—		50,000	61,627	3,037
Vice President and	2000	300,000	115,833	—		50,000	28,038	24,966
Chief Financial Officer	1999	185,000	167,784	48,938	(6)(8)	9,000	—	22,717

Richard D. Teeple	2001	302,000	—	—		40,000	87,818	3,185
Vice President,	2000	287,000	110,814	—		40,000	80,090	24,079
General Counsel and	1999	214,765	194,780	48,938	(7)(8)	9,000	—	23,819
Corporate Secretary

(1)	Includes total amounts paid or accrued for the indicated fiscal years, consisting of Company matching contributions to the Thrift and Profit Sharing Plan (the Siebe Automotive Employees’ Profit Sharing Plan 401(k), in the case of Mr. McElya) and allocations to the Nonqualified Supplementary Benefit Plan, which provides benefits otherwise denied participants in the Thrift and Profit Sharing Plan because of Internal Revenue Code limitations on qualified benefits.

(2)	Mr. Dattilo has served in the listed capacity since April 28, 2000. Prior to that date he served as President and Chief Operating Officer. Mr. McElya became employed by the Company on January 28, 2000, when Siebe Automotive was acquired by the Company. In addition to the corporate officer titles disclosed below for the Named Executive Officers, Messrs. McElya and Millhof also hold the following operating positions: Mr. McElya - President, Cooper-Standard Automotive; and Mr. Millhof — Executive Vice President, Cooper-Standard Automotive.

(3)	The amounts shown in the 2001 column represent payouts for the 1999-2001 performance period, and the amounts shown in the 2000 column represent payouts for the 1998-2000 period. Mr. McElya did not receive a payout for 2001 because he was not employed by the Company in 1999, when long-term incentive grants for the 1999-2001 performance period were made, and neither he nor Mr. Dattilo received payouts for 2000, because neither was employed by the Company in 1998, when long-term incentive grants for the 1998-2000 performance period were made.

(4)	In January 1999, Mr. Dattilo received a grant of 30,000 restricted common shares in connection with the inception of his employment with the Company. The dollar amount shown in the table is the market value on the date of the grant of the shares awarded to him. The award provided for vesting of the restricted shares in equal annual installments in January 2000, 2001, and 2002. On November 18, 1999, Mr. Dattilo surrendered his restricted shares in exchange for a grant of 30,000 restricted stock units, the market value of which was $489,375 on the date of grant. The restricted stock unit award provides for vesting on the same dates as the restricted stock would have vested.

(5)	In November 1999, Mr. Millhof received a grant of 2,000 restricted stock units. The dollar amount shown in the table is the market value on the date of the grant of the shares underlying the units awarded to him. Mr. Millhof’s grant vested in November 2000.

(6)	In November 1999, Mr. Weaver received a grant of 3,000 restricted stock units. The dollar amount shown in the table is the market value on the date of the grant of the shares underlying the units awarded to him. Mr. Weaver’s grant vested in November 2000.

(7)	In November 1999, Mr. Teeple received a grant of 3,000 restricted stock units. The dollar amount shown in the table is the market value on the date of the grant of the shares underlying the units awarded to him.

(8)	All grants of restricted stock units were made under agreements that provide for accrual of dividend equivalents and deferral of the receipt of the underlying shares until a date (or dates) selected by the executive at the time of the grant. Each executive’s restricted stock unit account will be settled through delivery to the executive on the date(s) selected of a number of shares of common stock of the Company corresponding to the number of restricted stock units awarded to the executive, plus shares representing the value of dividend equivalents. At December 31, 2001, the number of restricted stock units outstanding and the related market values of those units were: Mr. Dattilo — 32,331 units at $516,003; and Mr. Millhof — 2,160 units at $34,474; and Mr. Weaver — 3,237 units at $51,663. Mr. Teeple has previously exercised his right to convert his restricted stock units into shares of Common Stock and no longer has any restricted stock units outstanding.

Stock Option Grants

         The following table contains information concerning the grant of stock options to the Named Executive Officers during the 2001 fiscal year. All grants were made under the 1998 Incentive Compensation Plan. In addition, in accordance with rules of the Securities and Exchange Commission (the “SEC”), a valuation is assigned to each reported option as of the grant date. The ultimate actual value will be determined only by the market value of the Company’s Common Stock at a future date.

OPTION GRANTS IN LAST FISCAL YEAR

					Grant Date
	Individual Grants				Value

	Number of
	shares	Percent of total
	underlying	options granted	Exercise
	options	to employees	price	Expiration	Grant date
Name	granted(1)	in fiscal year	per share	date(2)	present value(3)

Thomas A. Dattilo	100,000	7.9%	$13.47	February 8, 2011	$341,965

James S. McElya	50,000	3.9	13.47	February 8, 2011	223,455

Roderick F. Millhof	40,000	3.2	13.47	February 8, 2011	158,727

Philip G. Weaver	50,000	3.9	13.47	February 8, 2011	223,455

Richard D. Teeple	40,000	3.2	13.47	February 8, 2011	158,727

(1)	50% of the options became exercisable on the first anniversary of the date of grant and the remaining 50% become exercisable on the second anniversary of the date of grant.

(2)	Subject to earlier expiration if the executive ceases to be an employee of the Company, with specified periods for exercise after termination provided in the event of termination without cause, retirement, or death.

(3)	Calculated using the Black-Scholes option pricing model. Assumptions used in calculating the reported values include (a) an expected volatility based on the daily change in the share price of the Company’s Common Stock for the period February 1, 1996 through February 8, 2001, (b) a weighted average risk-free rate of return of 4.9%, (c) a dividend yield of 2.25%, and (d) a time of exercise based on the earlier of the historical exercise pattern of each individual or the latest permissible date. No adjustments were made for non-transferability or forfeiture.

Option Exercises and Holdings

         The following table sets forth information with respect to the Named Executive Officers concerning the exercise of options during 2001 and unexercised options held as of the end of 2001.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

			Number of shares		Value of unexercised
			underlying unexercised		in-the-money options(1)
	Shares		options at fiscal year-end		at fiscal year-end
	acquired	Value
Name	on exercise	realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Thomas A. Dattilo	—	$—	200,000	150,000	$174,560	$436,060

James S. McElya	—	—	20,000	70,000	69,824	200,574

Roderick F. Millhof	—	—	46,100	57,500	61,096	165,696

Philip G. Weaver	—	—	43,900	75,000	87,280	218,630

Richard D. Teeple	—	—	50,100	60,000	69,824	174,424

(1)	In accordance with SEC rules, this value is based upon the average of the high and low market prices on the New York Stock Exchange on the last trading day of the fiscal year, which was $16.085, less the exercise price. Whether any actual profits will be realized will depend upon whether the shares acquired are sold and the amount received upon any such sale.

Long-Term Performance Cash Plan

         The following table sets forth information with respect to the Named Executive Officers concerning the grant of long-term performance cash awards under the Company’s 1998 Incentive Compensation Plan during the 2001 fiscal year.

LONG-TERM INCENTIVE PLANS — AWARDS IN LAST FISCAL YEAR

	Performance or
	Other Periods Until	Threshold	Target
Name	Maturation or Payout(1)	Payouts(2)	Payouts(2)

Thomas A. Dattilo	1/1/2001 through 12/31/2003	$325,000	$650,000

James S. McElya	1/1/2001 through 12/31/2003	60,000	120,000

Roderick F. Millhof	1/1/2001 through 12/31/2003	45,000	90,000

Philip G. Weaver	1/1/2001 through 12/31/2003	50,000	100,000

Richard D. Teeple	1/1/2001 through 12/31/2003	42,500	85,000

(1)	Participant must be an employee at the end of the Performance Period to receive the proceeds of the grant, except that if such participant dies, retires or becomes disabled prior to the end of the Performance Period, he will receive a prorated award earned based on the portion of the Performance Period during which he was an employee, and the actual performance of the applicable business for the portion of the Performance Period through the end of the year in which the executive’s employment terminates.

(2)	Payouts of awards are tied to the achievement over a three-year period of specified levels of “Operating Cash Flow,” which the Company defines as “net operating profit after tax plus depreciation and amortization.” The specified levels for a year are set each year by the Compensation Committee. Performance versus the specified level is determined by dividing the sum of the actual performance for each of the three years of the performance period by the sum of the target performance levels for each of the three years of the performance period. The targeted levels for Messrs. Dattilo, Weaver, and Teeple are based on the Operating Cash Flow of the entire Company. The targeted levels for Messrs. McElya and Millhof are based upon the Operating Cash Flow of the Automotive Group. No payout will be made unless 90% of the Operating Cash Flow target is met. If that occurs, a payout equal to 50% of the “target payout” set forth in the table will be made. That amount is reflected in the “Threshold Payout” column of the table. The percentage of the target payout made will increase by 5% for each additional 1% increase in Operating Cash Flow, up to 100% of the Operating Cash Flow target. For each additional 1% by which Operating Cash Flow exceeds the specified target, the executive will receive an additional 10% of his target payout. The maximum payout that can be received by any one individual in respect of a particular award is $6,000,000, less the aggregate amounts of annual bonus received for each of the three years of the performance period.

Pension Plans

         Effective January 1, 2002, the Company established a form of defined benefit pension plan known as a “cash balance plan” (a cash balance plan is a type of non-contributory defined benefit pension plan in which a participant’s benefit is determined as if an individual account had been established for him or her) for all of its non-union employees in the United States, other than those participants in the Company’s existing defined benefit plans who had reached age 40 and had at least 15 years of service with the Company as of January 1, 2002. The new plan provides for a participant to have credited to a hypothetical account established for him or her under the plan a percentage of his or her compensation (as defined in the plan) each year, and to have earnings credited each year on the participant’s hypothetical account balance at an interest rate equal to the 30-year Treasury bill rate. The percentage of the participant’s compensation that is credited to his or her hypothetical account each year is based upon the participant’s age and years of service, and increases in increments as the participant’s total age and years of service increase. Participants whose age and years of service do not exceed 35 will be credited with 3% of their compensation. Those whose total age and years of service total between 36 and 50 shall be credited with 4% of their compensation, those whose total of age and years of service is between 51 and 65 shall be credited with 5.5% of their compensation, those whose total age and years of service is between 66 and 80 shall be credited with 7.5% of their compensation, and those whose total age and years of service exceeds 80 will be credited with 10% of compensation. A participant in the cash balance plan who was a participant in one of the Company’s prior defined benefit pension plans will have credited to his or her hypothetical account in the plan on January 1, 2002 the actuarial equivalent lump sum of the participant’s frozen retirement benefit in the former plan, calculated as of January 1, 2002. Upon retirement, a participant’s benefit under the cash balance plan shall be paid in the form of annuity, or in a lump sum, upon the election of the participant. A participant may receive the amount of his or her benefit in a lump sum payment upon termination of employment at any time. Payment of the benefit in an annuity form may not generally commence until the participant has reached age 55. The amount payable shall not be reduced by any Social Security benefits payable to the participant.

         Non-union employees who were participants in a defined benefit pension plan sponsored by the Company or a subsidiary prior to January 1, 2002, and who had reached age 40 and had 15 or more years of service as of that date, will continue to be covered by the terms of such prior plan. Of the Named Executive Officers, only Mr. Teeple remains covered by a prior plan. The plan in which Mr. Teeple participates provides a pension based primarily upon the participant’s level of compensation during the last ten years of his or her employment and the number of years of service. The following table shows the amount of pension that a participant can expect to receive upon retirement at age 65 under that plan, and with an election to receive the pension in the form of a straight life annuity, rather than under any of the survivor options contained in the plan. Receiving the benefit under a survivor option would reduce the amount payable to the participant by an actuarially calculated amount, but would permit a surviving spouse or other beneficiary to continue to receive payments under the plan after his or her death. Benefits are not subject to deduction for Social Security or other offset amounts.

PENSION PLAN TABLE

	Years Of Service

Remuneration	15	20	25	30	35	40

$300,000	$167,500	$90,000	$112,500	$135,000	$157,500	$180,000

350,000	78,750	105,000	131,250	157,500	183,750	210,000

400,000	90,000	120,000	150,000	180,000	210,000	240,000

450,000	101,250	135,000	168,750	202,500	236,250	270,000

500,000	112,500	150,000	187,500	225,000	262,500	300,000

550,000	123,750	165,000	206,250	247,500	288,750	330,000

600,000	135,000	180,000	225,000	270,000	315,000	360,000

650,000	146,250	195,000	243,750	292,500	341,250	390,000

700,000	157,500	210,000	262,500	315,000	367,500	420,000

750,000	168,750	225,000	281,250	337,500	393,750	450,000

800,000	180,000	240,000	300,000	360,000	420,000	480,000

850,000	191,250	255,000	318,750	382,500	446,250	510,000

900,000	202,500	270,000	337,500	405,000	472,500	540,000

950,000	213,750	285,000	356,250	427,500	498,750	570,000

1,000,000	225,000	300,000	375,000	450,000	525,000	600,000

         “Remuneration” in the table above is the average of a participant’s annual compensation during the highest five out of the last ten years of employment. “Annual compensation” for purposes of the plan includes generally, for executives of the Company, the amount of base salary and annual and long-term incentive compensation earned in a particular year. For purposes of determining a participant’s “annual compensation,” long-term incentive compensation payments for a particular performance period are considered to have been earned ratably over the performance period. As a result, the compensation of Messrs. Millhof and Teeple covered by the plan for the years 1999 and 2000 is increased by approximately $120,000 and $56,000, respectively, and for the year 2001, approximately $65,000 higher for Mr. Millhof, or more than 10% from that shown for these individuals in the “Annual Compensation” portion of the “Summary Compensation Table” found on page 12 of this proxy statement, due to the allocation of their long-term incentive payouts (see the applicable column in the Summary Compensation Table) over the three years of the performance periods for which they were earned.

         Any amount shown in the table which exceeds the level of benefits permitted to be paid from a tax-qualified pension plan under the Internal Revenue Code are payable from an unfunded, non-qualified supplemental pension plan sponsored by the Company, such that participants will receive the total pension benefit calculated using the above table. The non-qualified, supplemental plan contains terms which provide to certain participants in the cash balance plan who are covered by Board-approved executive employment agreements any difference between the amount of pension payable under the cash balance plan and the amounts that they would have received had they remained covered by the defined benefit pension plan in which they were participating immediately prior to January 1, 2002. Those terms are applicable to Messrs. McElya, Millhof and Weaver, all of whom were participating in a Company-sponsored defined benefit pension plan immediately prior to January 1, 2002.

         The completed full years of service credited under the applicable pension plan for each of the Named Executive Officers is as follows: Mr. Dattilo — 3; Mr. McElya — 6; Mr. Millhof — 13; Mr. Weaver — 11; and Mr. Teeple — 25. The estimated monthly pension benefit payable to Mr. Dattilo commencing upon his retirement from the Company at age 65, and payable in the form of a straight life annuity, is $22,353. This assumes a 4% annual increase in his compensation (defined as base salary, 80% of his annual bonus target and 50% of his long-term incentive payout target) from the amount calculated for 2002, and an interest rate credit of 5.3 percent per year each year until he retires. Because the actual amount of his pension is dependent upon his level of compensation during each of his years of employment and the actual interest rate credited to his hypothetical account in the cash balance plan each year, the actual pension payment to him could be substantially different from what is disclosed here.

Employment Agreements

         The Company has entered into employment agreements with Messrs. Dattilo, McElya, Millhof, Weaver and Teeple. Under the agreements, each executive shall remain employed in his present capacity for a specified time, at a base salary not lower than his present base salary and generally with all benefits available to executives of the Company as of the date on which the agreements became effective. The initial term of each agreement is four years for Mr. Dattilo and three years for each of the other Named Executive Officers. The term of each agreement shall automatically extend for one additional year each January 1, unless either the Company or the executive gives prior notice of a desire not to extend the term. In no event will the term extend beyond the executive’s 65th birthday. The agreements contain a non-compete provision which extends for two years after any termination of employment.

         The agreements provide that upon involuntary termination of employment without “Cause” or resignation for “Good Reason” prior to the end of the term of the agreement, the executive shall be entitled to a lump sum payment equal to the amount that he would have received over the remainder of the term of his agreement, had he been paid during that period at the rate of his “average compensation.” “Average compensation” shall mean the average of the base salary and annual and long-term incentive compensation received by the executive over the five-year period prior to the year in which his employment terminates.

         In addition, the agreements provide that the executive shall be entitled to (i) continuation of Company-sponsored life, accident and health insurance benefits for the remainder of the term; (ii) a lump sum payment equal to the actuarial equivalent of the difference between (a) the pension benefits which would have accrued under the qualified and non-qualified pension plans of the Company in which he is participating had he continued his employment through the remainder of the term of the agreement, and been fully vested at that time, and (b) the amount of the pension benefits actually accrued at the date of termination; (iii) a lump sum payment equal to the difference between the exercise price of stock options held by the executive officer, regardless of whether they had vested, and the fair market value of the stock subject to such options at the time of termination; and (iv) full vesting and a cash payment equal to the value at the time of termination of any restricted stock units held by the executive. Because of its desire to retain Mr. Dattilo in his present position, the Board amended his agreement to provide that upon the termination of his employment after December 31, 2003 for any reason other than “Cause,” he shall be entitled to a retention payment, which shall be $125,000 if he leaves the Company at any time in 2004, and shall increase each year thereafter, to a payment of $2,750,000 if he leaves in 2015, the year in which he will reach age 65.

         In addition, the agreements provide that upon termination of the executive’s employment by the Company without Cause, or resignation by the executive for Good Reason during the remaining period of the executive’s employment term which follows a “change in control” of the Company, as the term “change in control” is defined in the agreements, the executive is entitled to a lump sum payment equal to the greater of 1) the amount that he would have received over the remainder of the term of his agreement, had he been paid during that period at the rate of his “average compensation,” as defined above, and 2) three times his annual base salary plus target annual incentive compensation for the year prior to the year in which the change in control occurs. In addition, the executive shall receive all of the benefits described in the previous paragraph, plus lifetime retiree medical and life insurance benefits and outplacement services.

         “Cause” under the agreements generally includes the willful failure of the executive to substantially perform his duties, the commission of a felony, or the engaging by the executive in willful misconduct which is materially injurious to the Company. “Good Reason” generally includes any reduction in salary or benefits, an alteration of the executive’s responsibilities or status, relocation of the executive, the failure of any successor of the Company or its businesses to assume the agreements, or voluntary resignation for any reason within 365 day after a “change in control,” in the case of Mr. Dattilo, and during a 30-day period commencing six months after the “change in control,” in the case of Messrs. McElya, Millhof, Weaver and Teeple.

         The agreements provide for a tax gross-up for any excise tax due under the Internal Revenue Code for post-termination payments made following a change in control. In addition, all post-termination payments made to an executive under the agreements are conditioned upon the execution by the executive of a release of all claims against the Company.

Compensation of Directors

         The Company paid each Director who was not an employee of the Company an annual retainer in 2001 of $20,000, together with a $3,000 per diem fee for attendance at Board meetings and at Committee meetings not held on the same day as a Board meeting. Directors who are employees of the Company receive no additional compensation for serving as Directors. For 2002, the fee for participation in a telephonic meeting of the Board or any committee of the Board has been reduced to $1,500. During 2001, Board meetings were held on seven days, the Audit Committee met on three days other than on the day of a Board meeting, the Compensation Committee met on two days other than the day of a Board meeting, and the Nominating and Governance Committee met twice on days other than the day of a Board meeting. In addition, commencing in 2001 and continuing each year thereafter, the Chair of the Audit Committee will receive $5,000 for serving in that capacity, and the Chairs of the Compensation and Nominating and Governance Committees will each receive $4,000 for serving as the heads of those committees. These amounts reflect the increased importance of the Committees in the Board’s governance of the Company.

         Until May 7, 2001, when the plan expired, non-employee Directors participated in the 1991 Stock Option Plan for Non-Employee Directors, which was approved by stockholders at the 1991 Annual Meeting. The purpose of the plan is to provide a stock-based component to the Directors’ compensation package to more closely align their compensation with the interests of the Company’s stockholders. Under the plan, Non-Employee Directors could receive up to 1,000 stock options each year, with the number determined in accordance with a formula which provides that the dollar value of the option grant will be equal to a fixed percentage of each Non-Employee Director’s compensation for the previous fiscal year, based upon the Company’s return on equity for that year. The exercise price for each option is equal to the fair market value of a share of Common Stock on the grant date. Options granted under the plan become exercisable one year after the date of grant and remain exercisable until ten years after the grant date. Information regarding unexercised options for each Director is indicated in the table on page 23 of this proxy statement. The Board of Directors has adopted the 2002 Non-Employee Directors Stock Option Plan, which will become effective if approved by the Company’s shareholders at the Annual Meeting of Stockholders. See page 6 of this proxy statement for an explanation of the plan. Under that plan, Directors will receive 2,000 stock options each year. The Board has also instituted a minimum stock ownership requirement for all Directors. All Directors are required to own at least 5,000 shares of the Company’s Common Stock, excluding options. Directors who do not meet the ownership requirement will have until the end of their second full term as a Director to do so.

         In 1998, stockholders approved the 1998 Non-Employee Directors Compensation Deferral Plan, which permits Non-Employee Directors to defer some or all of the fees payable to them for service on the Board. Amounts deferred and dividend equivalents are converted into phantom stock units and credited to a bookkeeping account established for this purpose. The number of phantom stock units credited is determined by dividing the amount of the Director’s deferred fees by the fair market value of a share of Company Common Stock as of the date of crediting. A Director’s account will be settled through the delivery of a corresponding number of shares of Common Stock to the Director on the payment date or dates selected by the Director at the time of the Director’s initial deferral election. Payment must commence on the date specified in the deferral election form (or earlier if the Director ceases to be a member of the Board) and be made in either a lump sum or through no more than five annual installments.

Five-Year Stockholder Return Comparison

         The SEC requires that the Company include in its proxy statement a line graph presentation comparing cumulative five-year stockholder returns on an indexed basis with the Standard & Poors (“S&P”) 500 Stock Index and either a published industry or line-of-business index or an index of peer companies selected by the Company. The Company in 1993 chose what is now the S&P Auto Parts & Equipment — 500 Index as the most appropriate of the nationally recognized industry standards and has used that index for its stockholder return comparisons in all of its proxy statements since that time. The Company has reviewed the appropriateness of continuing to use this index following the acquisitions of The Standard Products Company and Siebe Automotive, and has concluded that it remains the most appropriate index, in part because it includes both automotive parts and tire companies.

         The following chart assumes three hypothetical $100 investments on December 31, 1996, and shows the cumulative values at the end of each succeeding year resulting from appreciation or depreciation in the stock market price, assuming dividend reinvestment.

The Compensation Committee Report on Executive Compensation, which commences on page 8 of this proxy statement, the Comparison of Five-Year Cumulative Total Return Among the Company, S&P 500 Index and S&P Auto Parts & Equipment - 500 Index set forth above, and the Audit Committee Report found on page 21 of this proxy statement shall not be deemed to be incorporated by reference by any general statement incorporating this proxy statement by reference into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

MEETINGS OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

         During 2001, the Company’s Board of Directors held five Board meetings (two of which were two-day meetings), seven meetings of its Audit Committee, five meetings of its Compensation Committee and three meetings of its Nominating and Governance Committee. Each Director attended more than 75% of the aggregate number of meetings of the Board of Directors and meetings of Committees on which such Director served during the past fiscal year.

         The Company’s Audit Committee consists of Directors Fretz (Chair), Aronson, Gormley and Shuey. All have been determined to be “independent,” as defined and required by Sections 303.01 (B) and 303.02 (D) of the New York Stock Exchange listing standards. The functions of this Committee, which are set forth in an Audit Committee Charter adopted by the Board on May 2, 2000 and most recently reviewed on February 6, 2002, include overseeing the Company’s financial reporting process on behalf of the Board of Directors, recommending the engaging and discharging of the Company’s independent auditors, directing and supervising special investigations, reviewing with the independent auditors the plan for and results of the audit engagement, reviewing the independence of the independent auditors, reviewing the scope and results of the Company’s procedures for internal auditing, approving professional services provided by the independent auditors, evaluating whether the provision of any non-audit service is incompatible with the independence of the auditors, considering the range of audit and non-audit fees, reviewing the adequacy of the Company’s system of internal accounting controls, reviewing the Charter of the Committee, reviewing the financial statements of the Company and its periodic filings with the Securities and Exchange Commission and taking such other actions as are required of the Committee by the rules of the New York Stock Exchange, United States Securities and Exchange Commission, and Independence Standards Board.

         The Compensation Committee is composed of Directors Pond (Chairman), Dunford and Meier. This Committee approves the remuneration arrangements for the Company’s officers, considers, approves, and administers the Company’s executive benefit plans, employment agreements, and other executive compensation arrangements, approves the performance criteria against which incentive awards are measured, and grants cash and stock-based awards, stock options, and other benefits as authorized under any of such plans.

         The Nominating and Governance Committee is composed of Directors Meier (Chairman), Dunford and Shuey. The Committee is responsible for establishing policies and practices in accordance with the governance guidelines adopted by the Board of Directors in December 2000, considering the adoption of practices that are beneficial to the proper governance of the Company, and acting on matters arising from time to time which affect the governance of the Company. The nominating functions of the Committee include searching for, evaluating and proposing to the Board for nomination qualified candidates for Board membership. The Committee will consider candidates proposed by stockholders of the Company or other parties. Any recommendation must be in writing, accompanied by a description of the proposed nominee’s qualifications and other relevant biographical information, and an indication of the consent of the proposed nominee to serve. The recommendation should be addressed to the Nominating and Governance Committee of the Board of Directors, Attention: Secretary, Cooper Tire & Rubber Company, 701 Lima Avenue, Findlay, Ohio 45840.

RELATIONSHIP WITH INDEPENDENT AUDITORS

         Ernst & Young LLP served as Company’s independent auditor for 2001 and will continue in that capacity during 2002. Ernst & Young LLP has advised the Company that neither the firm nor any of its members or associates has any direct or indirect financial interest in the Company. During 2001, Ernst & Young LLP rendered both audit services, including an audit of the Company’s annual financial statements, and certain non-audit services. There is no understanding or agreement between the Company and Ernst & Young LLP that places a limit on audit fees since the Company pays only for services actually rendered and at what it believes are customary rates. Professional services rendered by Ernst & Young LLP auditors are reviewed by the Audit Committee both as to the advisability and scope of the service, and also to consider whether such service would affect Ernst & Young LLP’s continuing independence.

Audit Fees

         Ernst & Young LLP’s audit fees for the audit of the Company’s annual financial statements for the fiscal year ended December 31, 2001, including quarterly reviews of the interim financial statements included in the Company’s Form 10-Qs filed during the fiscal year ended December 31, 2001, were $1,409,000.

Financial Information System Design and Implementation Fees

         The Company did not pay Ernst & Young LLP for any financial information system design and implementation services as described in Paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X during the fiscal year ended December 31, 2001.

All Other Fees

         Ernst & Young LLP has billed the Company $4,841,000 in the aggregate, for all services rendered by Ernst & Young LLP, other than those covered above under the captions “Audit Fees” and “Financial Information Systems Design and Implementation Fees”, during the fiscal year ended December 31, 2001. Of this amount, $460,000 is attributable to audit related services, while the remainder consists of consulting services, the majority of which relate to a global tax planning initiative undertaken during the year. Audit related services generally include fees for pensions and certain statutory audits, accounting consultation, internal audit support, and SEC registration statements.

         A representative of Ernst & Young LLP will be present at the Annual Meeting of Stockholders and will be available to respond to appropriate questions and to make a statement if he desires to do so.

AUDIT COMMITTEE REPORT

         This report is submitted by all members of the Audit Committee, for inclusion in this proxy statement, with respect to the matters described in the report.

         The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

         The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board, and considered the compatibility of non-audit services with the auditors’ independence.

         The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee held seven meetings during fiscal year 2001.

         In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Company’s Board of Directors:

Deborah M. Fretz, Chair Arthur H. Aronson Dennis J. Gormley John H. Shuey

BENEFICIAL OWNERSHIP OF SHARES

         The information which follows sets forth those persons known by the Company to be holders of record, of, or who may be the beneficial owners of more than 5% of any class of the Company’s voting securities as of December 31, 2001.

	Name and Address of	Amount and Nature of	Percent
Title of Class	Beneficial Owner	Beneficial Ownership	Of Class

Common Stock	National City Bank(1)(2) P.O. Box 5756 Cleveland, OH 44101-0756	8,889,204 shs	12.2%

Common Stock	AXA Financial, Inc., 1290 Avenue of the Americas, New York, New York 10104; four French, mutual insurance companies, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances VIE Mutuelle, and AXA Conseil Vie Assurance Mutuelle, 370, rue Saint Honore, 75001 Paris, France and AXA Courtage Assurance Mutuelle, 26, rue Louis le Grand, 75002 Paris, France, as a group; AXA; 25, avenue Matignon, 75008 Paris, France; and their subsidiaries, including Alliance Capital Management L.P(3)	8,369,627 shs	11.5%

(1)	Trustee for the Company’s Thrift and Profit Sharing Plan, the Pre-Tax Savings Plans at the Auburn, Bowling Green, Clarksdale, Findlay, El Dorado, and Texarkana Plants, and certain profit sharing plans for hourly employees of a subsidiary of the Company.

(2)	National City Bank, in its fiduciary capacity as Trustee of each Plan, has no investment powers and will vote the shares held in such Plan in accordance with the written instructions from the respective Plan participants. However, if no such instructions are received by the close of business two (2) days prior to the meeting date, the provisions of each Plan direct the Trustee to vote such participant shares in the same manner in which the Trustee was directed to vote the majority of the shares of the other participants who gave directions as to voting.

(3)	According to a filing on Schedule 13G with the SEC dated February 11, 2002, the nature of the beneficial ownership consists of sole voting power with respect to 4,571,888 shares, shared voting power with respect to 1,093,191 shares, sole dispositive power with respect to 8,369,127 shares, and shared dispositive power with respect to no shares. The filing indicates that the shares are held solely for investment purposes on behalf of client discretionary investment advisory accounts.

SECURITY OWNERSHIP OF MANAGEMENT

         The information which follows is furnished as of March 4, 2002, to indicate beneficial ownership by all executive officers and Directors of the Company as a group, and each Named Executive Officer and Director individually, of the Company’s Common Stock.

	Name of	Amount and Nature of		Percent
Title of Class	Beneficial Owner	Beneficial Ownership(1)		of Class

Common Stock	All executive officers and Directors as a group	1,064,459 shs		1.5%

Common Stock	Arthur H. Aronson	15,593 shs	(2)(3)	*

Common Stock	Thomas A. Dattilo	336,115 shs	(2)(4)	*

Common Stock	Edsel D. Dunford	11,246 shs	(2)	*

Common Stock	Deborah M. Fretz	8,878 shs	(2)(3)	*

Common Stock	Dennis J. Gormley	5,411 shs	(2)	*

Common Stock	James S. McElya	69,480 shs	(2)	*

Common Stock	John F. Meier	9,835 shs	(2)(3)	*

Common Stock	Roderick F. Millhof	98,470 shs	(2)(4)	*

Common Stock	Byron O. Pond	13,491 shs	(2)(3)	*

Common Stock	John H. Shuey	12,481 shs	(2)(3)	*

Common Stock	Richard D. Teeple	94,118 shs	(2)(5)	*

Common Stock	Philip G. Weaver	111,082 shs	(2)(4)	*

*	Less than 1%

(1)	Includes 792,809 shares obtainable on exercise of stock options within 60 days following March 4, 2002, which options have not been exercised; 154,245 shares held in the Company’s Thrift and Profit Sharing Plan for the account of the executive officers of the Company; 38,808 restricted stock units of which the holders have neither voting nor investment power; and 41,180 phantom stock units of which the holders have neither voting nor investment power. Of the remaining shares, 960 are subject to shared voting and investment power, and 35,057 are subject to the sole voting and investment power of the holders thereof.

(2)	Includes shares obtainable on exercise of stock options within 60 days following March 4, 2002, which options have not been exercised, as follows: Arthur H. Aronson — 3,449; Thomas A. Dattilo — 300,000; Edsel D. Dunford, — 3,850; Deborah M. Fretz — 3,268; Dennis J. Gormley — 5,411; James S. McElya — 65,000; John F. Meier — 2,461; Roderick F. Millhof — 83,600; Byron O. Pond — 2,234; John H. Shuey — 3,036; Richard D. Teeple — 90,100; and Philip G. Weaver — 93,900.

(3)	Pursuant to the 1998 Non-Employee Directors Compensation Deferral Plan explained on page 18 of this proxy statement, the following Directors deferred fees for service on the Board and have been credited with the following number of phantom stock units; Arthur H. Aronson — 11,644; Deborah M. Fretz — 4,960; John F. Meier — 5,374; Byron O. Pond — 10,257; and John H. Shuey — 8,945. The holders do not have voting or investment power over these phantom stock units.

(4)	Includes the number of restricted stock units disclosed in Footnote 8 to the Summary Compensation Table on page 12 of this proxy statement. The holders do not have voting or investment power over these restricted stock units.

(5)	Includes 1,400 shares owned by Mr. Teeple’s wife. Mr. Teeple disclaims beneficial ownership of those shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC and the New York Stock Exchange initial reports of ownership and reports of changes in beneficial ownership of Common Stock of the Company. Based upon a review of such reports and the representation of such Directors and executive officers, we believe that all reports due during or for the year 2001 were timely filed.

STOCKHOLDER PROPOSALS FOR THE ANNUAL MEETING IN 2003

         Any stockholder who intends to present a proposal at the Annual Meeting in 2003 and who wishes to have the proposal included in the Company’s proxy statement and form of proxy for that meeting must deliver the proposal to the Secretary of the Company, at the Company’s principal executive offices, so that it is received not later than November 27, 2002.

SOLICITATION AND OTHER MATTERS

         The Board of Directors is not aware of any other matters which may come before the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their judgment on such matters.

         The cost of soliciting proxies will be borne by the Company. In addition to the solicitation by use of the mails, the Company has retained Georgeson Shareholder Communications Inc., 17 State Street, New York, New York, to aid in the solicitation of proxies, at an anticipated cost of approximately $7,500, plus expenses. The Company will also reimburse brokers and other persons for their reasonable expenses in forwarding proxy material to the beneficial owners of the Company’s stock. Solicitations may be made by telephone, telegram or by personal calls, and it is anticipated that such solicitation will consist primarily of requests to brokerage houses, custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of shares held of record by such persons. If necessary, officers and other employees of the Company may by telephone, telegram or personal interview, request the return of proxies.

         Please mark, execute and return the accompanying proxy, or vote by telephone or Internet, in accordance with the instructions set forth on the proxy form, so that your shares may be voted at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS
Richard D. Teeple, Secretary
March 27, 2002

IMPORTANT:	All stockholders are requested to mark, date, sign and mail promptly the enclosed proxy for which an envelope is provided, or cast their ballots by Internet or telephone.

Appendix A

COOPER TIRE & RUBBER COMPANY
2002 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

1.	Purpose. The purpose of the Cooper Tire & Rubber Company 2002 Non-Employee Directors Stock Option Plan (the “Plan”) is to attract, retain and compensate highly qualified individuals who are not current employees of Cooper Tire & Rubber Company (the “Company”) as members of the Board of Directors and to enable them to increase their ownership of shares of Common Stock, $1.00 par value, of the Company (“Common Stock”). The Plan will be beneficial to the Company and its stockholders since it will allow these directors to have a greater personal financial stake in the Company through the ownership of Common Stock, in addition to underscoring their common interest and identification with stockholders in increasing the value of Common Stock.

2.	Shares Subject to Plan. The total number of shares of Common Stock with respect to which options may be granted under the Plan shall not exceed 500,000 (as adjusted pursuant to Section 7 hereof). Shares issued upon exercise of options granted under the Plan may be either authorized and previously unissued shares, issued shares which have been reacquired by the Company, or any combination thereof. In the event that any option granted under the Plan shall terminate, expire or, with the consent of the optionee, be canceled as to any shares of Common Stock, without having been exercised in full, new options may be granted with respect to such shares without again being charged against the maximum share limitations set forth above in this Section 2.

3.	Administration. The Plan shall be administered by the Board of Directors, or any committee (the “Committee”), that may be appointed by the Board of Directors of the Company consisting of such number of directors, not less than [two], as shall be determined by the Board, who shall serve at the pleasure of the Board, and each of whom shall at the time of designation and service qualify under rule 16b-3 of the Securities and Exchange Act of 1934, or any successor provision at the time in effect (“Rule 16b-3”). Vacancies occurring in the membership of the Committee shall be filled by appointment by the Board of Directors. If for any reason the Committee is unable to perform its functions and duties under the Plan, the Board of Directors may perform any such functions and duties.

                  The Committee, from time to time, may adopt rules and regulations for carrying out the provisions and purposes of the Plan. The interpretation and construction by the Committee of any provisions of, and the determination of any questions arising under, the Plan, any such rule or regulation, or any agreement evidencing options under the Plan, shall be final, binding and conclusive on all persons interested in the Plan. The Secretary of the Company shall be authorized to implement the Plan in accordance with its terms and to take such actions of a ministerial nature as shall be necessary to effectuate the intent and purposes hereof. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware without regard to its conflicts of law principles.

4.	Eligibility. All members of the Company’s Board of Directors who are not current employees of the Company or any of its subsidiaries at the time of option award (“Non-Employee Directors”) are eligible to participate in the Plan.

5.	Option Awards.

(a)	Formula Awards. Each Non-Employee Director shall be granted an option to purchase 2,000 shares of Common Stock (as adjusted pursuant to Section 7 hereof) automatically on the first business day following the Annual Meeting of Stockholders.

(b)	Discretionary Awards. The Committee, in its sole discretion, may grant additional options (“Discretionary Awards”) to purchase shares of Common Stock to Non-Employee Directors at such time or times and upon such conditions and for such numbers of shares as the Committee shall determine.

(c)	Non-Statutory Stock Options. All options granted under the Plan shall be non-statutory options not intended to qualify as an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

6.	Terms and Conditions of Options. All options granted under the Plan shall be evidenced by stock option agreements in writing (hereinafter referred to as “option agreements”), in such form as the Committee may from time to time approve, executed on behalf of the Company by the [Chairman of the Board or President] of the Company. Each option agreement shall be subject to the Plan, and, in addition to such other terms and conditions as the Committee may deem desirable, shall provide in substance as follows:

(a)	Purchase Price. The purchase price per share of Common Stock for which each option is exercisable shall be equal to 100% of the Fair Market Value of a share of Common Stock as of the date such option is granted (“Fair Market Value”). Such Fair Market Value shall be the last sale price of Common Stock on the date next preceding such date as reported on the New York Stock Exchange Composite Tape or, in the event that no sale shall have taken place on the New York Stock Exchange on such next preceding day, the last sale price of Common Stock on the next preceding day on which there was a sale as reported on the New York Stock Exchange Composite Tape, or if the Common Stock is no longer traded on the New York Stock Exchange, the fair market value on such date as determined by the Committee in accordance with applicable law and regulations. The option price shall be subject to adjustment as provided in Section 7 hereof.

(b)	Exercisability and Term of Options. Subject to Section 6(c) hereof, each option granted under the Plan shall be exercisable 50 percent after one year from date of grant, and 100 percent after two years from date of grant. Each option granted under the Plan shall expire 10 years from the date of grant and shall be subject to earlier termination as hereinafter provided. If a Non-Employee Director subsequently becomes an employee of the Company while remaining a member of the Board of Directors, any options held under the Plan by such individual at the time of such commencement of employment shall not be affected thereby.

(c)	Change of Control; Cessation of Service. Except as hereinafter set forth, no option shall be exercisable after the date of cessation of an optionee’s service as a director of the Company. Upon a change of control of the Company or similar event (as may be defined in the applicable option agreement), or upon the death or disability of an optionee at any time all of the then outstanding options of such optionee shall become immediately exercisable. If an optionee’s service ceases due to a change of control or similar event or the disability of the Optionee, such options may be exercised by the optionee within three months after such cessation of service. If an optionee shall die within such three-month period, or if cessation of his or her service shall have been due to such optionee’s death, such options may be exercised at any time within one year after such death by the optionee’s executor or administrator or by his or her distributee to whom such options may have been transferred by will or by the laws of descent and distribution. In the event that an optionee’s service as a director ceases for any reason other than for cause or death, disability, a change in control or similar event, or because the director reaches the mandatory retirement age for service as a director as established by the Board of Directors, the options granted to that optionee, to the extent exercisable on the last day of the optionee’s service as a director, shall remain exercisable for a period of time after the optionee’s last day of service as a director which is equal to the lesser of the optionee’s period of service as a director or five years. If the optionee’s service as a director ceases because he or she reaches the mandatory retirement age established by the Board for service as a director, then all options granted to that director which have not expired as of such director’s last day of service as a director, shall become fully vested as of such date, and shall remain exercisable for a period of time after the optionee’s last day of service as a director which is equal to the lesser of the optionee’s period of service as a director or five years. Notwithstanding the foregoing, in no event shall the foregoing provisions extend the period during which an option may be exercised beyond the date it expires by its terms.

(d)	Manner of Exercise. Each option agreement shall provide that any option therein granted shall be exercisable only by giving in each case written notice of exercise, accompanied by full payment of the purchase price either (i) in cash (including check, bank draft or money order, or wire or other transfer of funds, or advice of credit to the Company), of (ii) in shares of Common Stock owned by the Optionee for at least 6 months and having a fair market value equal to the purchase price or a combination of cash and shares of Common Stock which in the aggregate are equal in value to such purchase price. The purchase price of an option shall also be deemed to have been paid to the extent that an Optionee provides for payment from the proceeds of sale through a broker on a date satisfactory to the Company of some or all of the shares to which the option relates.

(e)	Nontransferability. Except as otherwise determined by the Committee, each option agreement shall provide that any option therein granted is not transferable by the optionee other than by will or by the laws of descent and distribution and that, during the lifetime of the optionee, such option may be exercised only by the optionee or such optionee’s legal representative.

(f)	Withholding of Taxes. It shall be a condition to the obligation of the Company to issue or transfer shares of Common Stock upon the exercise of an option that the optionee pay to the Company, upon its demand, such amount, if any, as may be requested by the Company for the purpose of satisfying its liability to withhold federal, state or local income or other taxes incurred by reason of the exercise of such option or the transfer of shares upon such exercise. If the amount requested is not paid, the Company may refuse to issue or transfer shares of Common Stock upon exercise of the option.

7.	Adjustment upon Changes in Stock. The Board of Directors shall make or provide for such adjustments in the option price and in the number or kind of shares or other securities covered by outstanding options as the Board of Directors in its sole discretion, exercised in good faith, shall determine is equitably required to prevent dilution or enlargement of rights of optionees that would otherwise result from (a) any stock dividend, stock split, combination of shares, issuance of rights or warrants to purchase stock, recapitalization or other changes in the capital structure of the Company, (b) any merger, consolidation, reorganization or partial or complete liquidation, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. The Board of Directors also shall make or provide for such adjustments in the number or kind of shares of the Company’s Common Stock or other securities which may be acquired pursuant to options granted under this Plan and the number of such securities to be awarded to each optionee as the Board of Directors in its sole discretion, exercised in good faith, shall determine is appropriate to reflect any transaction or event described in the preceding sentence. The determination of the Board of Directors as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.

8.	Fractional Shares. Except as otherwise determined by the Committee, no fractional shares shall be issued pursuant to options granted hereunder, and any fractional share resulting from an adjustment pursuant to Section 7 hereof shall be eliminated.

9.	Government Regulations. The Plan, the grant and exercise of options hereunder, and the Company’s obligation to sell and deliver shares of stock pursuant to any such exercise, shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any regulatory or government agency as shall be required. The Company shall not be required to issue or deliver any certificate or certificates for shares of its Common Stock prior to (a) the admission of such shares to listing on any stock exchange on which the stock shall then be listed and (b) the completion of any registration or other qualification of such shares under any state or federal law or rulings or regulations of any government body, which the Company shall, in its sole discretion, determine to be necessary or advisable.

10.	Term of the Plan. The Plan shall become effective immediately following approval by the stockholders of the Company at its 2002 Annual Meeting of Stockholders. The period during which option grants shall be made under the Plan shall terminate on the second business day following the 2012 Annual Meeting of Stockholders. Termination of the Plan, however, shall not affect outstanding options which have been granted prior to such termination, and all unexpired options shall continue in full force and effect after termination of the Plan, except as they shall lapse or terminate by their own terms, and the terms of the Plan shall continue to apply to such options.

11.	Amendment, Suspension or Termination of the Plan. The Board of Directors at any time and from time to time may amend, suspend or terminate the Plan; provided, however, that any amendment which must be approved by the stockholders of the Company to comply with applicable law or the rules of the principal stock exchange on which the Common Stock is traded shall not be effective unless and until such approval has been obtained. Without the written consent of the optionee, no amendment, suspension or termination of the Plan shall adversely affect any option previously granted under the Plan, but it shall be conclusively presumed that any adjustment or change as provided in Section 7 does not adversely affect any such right.

NOTICE
of Annual Meeting of Stockholders
and Proxy Statement

May 7, 2002

IMPORTANT:

All stockholders are requested to mark, date, sign and mail promptly the enclosed proxy for which an envelope is provided, or cast their ballots by Internet or telephone.

COOPER TIRE & RUBBER COMPANY

Vote by Telephone
Have your proxy card available when you call the Toll-Free number 1-800-542-1160 using a touch-tone phone. You will be prompted to enter your Control Number found on the reverse side and then you can follow the simple prompts that will be presented to you to record your vote.

Vote by Internet
Have your proxy card available when you access the website http://www.votefast.com. You will be prompted to enter your Control Number found on the reverse side and then you can follow the simple prompts that will be presented to you to record your vote.

Ohio law allows proxy voting by electronic means.

Vote by Mail
Please mark, sign and date your proxy card and return it in the postage paid envelope provided or return it to: Corporate Trust Services,
P.O. Box 535800, Pittsburgh, Pennsylvania 15230.

Vote by Telephone Call Toll-Free using a touch-tone phone 1-800-542-1160	Vote by Internet Access the Website and cast your vote http://www.votefast.com	Vote by Mail Return your proxy in the postage-paid envelope provided

Vote 24 hours a day, 7 days a week!

Your telephone or internet vote must be received by 11:59 P.M. Eastern Daylight Time on May 6, 2002 to be counted in the final tabulation.

Your Control Number is printed on the reverse side.

Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed, dated and returned your proxy card.

COOPER TIRE & RUBBER COMPANY This Proxy is Solicited on Behalf of the Board of Directors

         The undersigned hereby appoints Philip G. Weaver, Richard D. Teeple and Richard N. Jacobson and each of them, Proxies with full power of substitution to attend the Annual Meeting of Stockholders of Cooper Tire & Rubber Company to be held at Urbanski’s, 1500 Manor Hill Road, Findlay, Ohio, on May 7, 2002, and any adjournment thereof and thereat to vote all shares of Common Stock registered in the name of the undersigned at the close of business on March 4, 2002, upon the matters set forth in the notice of said meeting and listed below. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors recommends a vote “FOR” the nominees listed below:

1.	Election of Directors	FOR the nominees listed below:	WITHHOLD authority to vote for the nominees listed below:

(01) Edsel D. Dunford	(02) Dennis J. Gormley	(03) John F. Fiedler

(INSTRUCTION: To withhold authority to vote for an individual nominee, write that nominee’s name in the space provided here.)

The Board of Directors recommends a vote “FOR” Agenda Item 2.

2.	Action to approve and adopt the 2002 Non-Employee Directors Stock Option Plan	FOR	AGAINST	ABSTAIN

IMPORTANT: PLEASE SIGN AND DATE THE PROXY ON THE REVERSE SIDE.

COOPER TIRE & RUBBER COMPANY

Your Control Number is:

You are now able to cast your vote by using a touch-tone telephone or by using the internet.
Instructions for voting are on the reverse side. Your Control Number for voting is noted above.

fold and detach here

IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED, SHARES REPRESENTED HEREBY WILL BE VOTED. IF A CHOICE IS SPECIFIED, THE SHARES WILL BE VOTED ACCORDINGLY. IF NO INSTRUCTIONS ARE GIVEN AS TO ANY AGENDA ITEM, THEY WILL BE VOTED “FOR” THE ELECTION OF THE LISTED NOMINEES AS DIRECTORS, AND “FOR” AGENDA ITEM 2.

AFTER COMPLETING THE REVERSE SIDE OF THIS PROXY FORM, PLEASE SIGN
AND DATE BELOW AND RETURN PROMPTLY IN THE ENVELOPE PROVIDED.

Date:	, 2002

SIGNATURE(S)

SIGNATURE(S)

Please date and sign exactly as name appears hereon. If any shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator or custodian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.